Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winc, Inc. of our report dated June 18, 2021, except for the effects of the reverse stock split described in Note 2 as to which the date is October 13, 2021, relating to the consolidated financial statements of Winc, Inc., which appears in the Registration Statement on Form S-1, as amended (No. 333-259828) incorporated by reference in this Registration Statement.

/s/ Baker Tilly US, LLP

Los Angeles, CA

November 29, 2021